Exhibit 3-H


            Action by the General Partner of Met-Ed Capital II, L.P.
                          Creating the ____% Cumulative
                      Preferred Partner Interests, Series A


                  Pursuant to Section 13.01 of the Amended and Restated Limited Partnership Agreement of Met-Ed Capital II, L.P. dated as of __________, 1998 (as amended from time to time, the "Partnership Agreement"), Met-Ed Preferred Capital II, Inc., as general partner (the "General Partner") of Met-Ed Capital II, L.P. (the "Partnership"), desiring to state the designations, distribution rights, redemption rights, preferences, privileges, limitations and other rights of a new series of Preferred Partner Interests, hereby authorizes and establishes such new series of Preferred Partner Interests according to the following terms and conditions (each capitalized term used but not defined herein shall have the meaning set forth in the Partnership Agreement):

                  (a) Designation.  ________________  (_________) interests with
                      -----------
an aggregate liquidation preference of $______________ of the Preferred Partner Interests of the Partnership, liquidation preference $__ per Preferred Partner Interest, are hereby designated as "____% Cumulative Preferred Partner Interests, Series A" (hereinafter the "Series A Preferred Partner Interests.")

                  (b)  Distributions.
                       --------------

                       (i) The Preferred Partners who hold the Series A Preferred Partner Interests shall be entitled to receive, when, as and if declared by the General Partner to the extent that the Partnership has funds on hand legally available therefor, cumulative cash distributions at a rate per annum of ____% of the stated liquidation preference of $__ perSeries A Preferred Partner Interest per annum,commencing _________,199_. Distributions on the Series A Preferred Partner Interests which accrue from the date of original issue to _______, 199_ shall be payable on _________, 199_.
                       (ii) Distributions on the Series A Preferred Partner Interests must be declared by the General Partner in any calendar year or portion thereof to the extent that the General Partner reasonably anticipates that at the time of payment the Partnership will have, and must be paid by the Partnership to the extent that at the time of proposed payment it has funds on hand legally available therefor.
      Distributions on the Series A





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                           Preferred  Partner  Interests will be deferred if and
                           for  so  long  as   Metropolitan  Edison   Company
                           ("Met-Ed") defers payments to the Partnership on the Debentures (as defined below). Accrued and unpaid distributions on the Series A Preferred Partner Interests will accrue additional distributions in respect thereof after the payment date therefor, to the extent permitted by law, at the distribution rate per annum applicable to the Series A Preferred
                           Partner  Interests.   Such  additional  distributions
                           shall be payable at the time the related deferred distribution is paid, but in any event by the end of such deferral period. Distributions declared on the Series A Preferred Partner Interests will be payable to the Series A Preferred Partners as they appear on the books and records of the Partnership on the relevant record dates, which will be one Business Day prior to the relevant payment dates, provided that if the Series A Preferred Partner Interests are not in book-entry-only form, the record dates will be the fifteenth day of the month in which the relevant payment date falls.

                  (c)      Redemption.
                           -----------

                           (i) The Series A Preferred Partner Interests are redeemable, at the option of the Partnership in whole or in part from time to time, on or after _______, ____, at the Redemption Price (as defined below).

                           (ii) Upon payment when due or redemption at any time of the ____% Subordinated Debentures, Series A due __________, ____ (the "Debentures") issued by Met-Ed pursuant to an Indenture dated as of _________, 1998 between Met-Ed and United States Trust Company of New York, as Trustee (the "Indenture"), which Debentures were purchased by the Partnership from Met-Ed with the proceeds from the issuance and sale of the Series A Preferred Partner Interests and the related capital contribution of the General Partner, the proceeds from such payment or redemption of the Debentures shall be applied to redeem the Series A Preferred Partner Interests at the redemption price of $__ per Preferred Partner Interest plus accumulated and unpaid distributions (whether or not declared) to the date fixed for redemption, together with any additional distributions accrued thereon (the "Redemption Price").


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



                           (iii) If an Investment Company Act Event shall occur and be continuing, the Partnership shall elect to either: (1) redeem the Series A Preferred Partner Interests in whole but not in part at the Redemption Price within ninety (90) days following the occurrence of such Investment Company Act Event, provided that, if at the time there is available to the General Partner the opportunity to eliminate, within such ninety (90) day period, the Investment Company Act Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which would not involve unreasonable cost or expense, which has no adverse effect on the Partnership or Met-Ed, the General Partner will pursue such measure in lieu of redemption; or (2) cause Debentures (and any rights to interest on such Debentures) with an aggregate principal amount equal to the aggregate stated liquidation preference of the outstanding Series A Preferred Partner Interests to be distributed to the holders of the Series A Preferred Partner Interests, within ninety (90) days following the occurrence of such Investment Company Act Event, either in connection with a dissolution of the Partnership, in which case liabilities to creditors shall first be satisfied as required by the Delaware Act, or otherwise, in liquidation of or exchange for such holders' Interests in the Partnership, as the case may be, provided, however, that the Partnership shall have received an opinion of tax counsel (which
                           may  be  regular   tax   counsel  to  Met-Ed  or  an
                           Affiliate, but not an employee thereof) to the effect that the holders of the Series A Preferred Partner Interests will not recognize any gain or loss for federal income tax purposes as a result of such dissolution and/or distribution.

                           (iv) If a Tax Event shall occur and be continuing, the Partnership shall elect to: (1) redeem the Series A Preferred Partner Interests in whole (but not in part) at the Redemption Price within ninety (90) days following the occurrence of such Tax Event, provided that, if at the time there is available to the General Partner the opportunity to eliminate, within such ninety (90) day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure



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                           which would not involve unreasonable cost or expense,
                           which has no adverse effect on the Partnership or Met-Ed, the General Partner will pursue such measure in lieu of redemption; (2) cause Debentures (and any rights to interest on such Debentures) with an aggregate principal amount equal to the aggregate stated liquidation preference of the outstanding
                           Series   A   Preferred   Partner   Interests   to  be
                           distributed to the holders of the Series A Preferred Partner Interests, within ninety (90) days following
                           the   occurrence   of  such  Tax  Event,   either  in
                           connection with a dissolution of the Partnership, in which case liabilities to creditors shall first be
                           satisfied  as  required  by  the  Delaware   Act,  or
                           otherwise, in liquidation of or exchange for such holders' Interests in the Partnership, as the case may be, provided, however, that the Partnership shall have received an opinion of tax counsel (which may be regular tax counsel to Met-Ed or an Affiliate, but not an employee thereof) to the effect that the holders of the Series A Preferred Partner Interests will not recognize any gain or loss for federal income tax purposes as a result of such dissolution
                           and/or  distribution;   or  (3)  have  the  Series  A
                           Preferred Partner Interests remain outstanding.

                  (d)      Liquidation Distribution.  In the event of any
                           ------------------------
                           voluntary or involuntary dissolution and winding up of the Partnership (other than pursuant to paragraphs
                           (c)(iii) or (c)(iv) hereof or Section 13.02(f)of the Partnership Agreement), holders of the Series A Preferred Partner Interests at the time outstanding will be entitled to receive out of the assets of the Partnership available for distribution to holders of Preferred Partner Interests, after satisfaction of liabilities to creditors as required by the Delaware Act, before any distribution of assets is made to holders of the general partner interests, but together with holders of every other series of Preferred Partner Interests outstanding, an amount equal to, in the case of holders of Series A Preferred Partner Interests, the aggregate of the stated liquidation preference of $__ per Series A Preferred Partner Interest plus accumulated and unpaid distributions (whether or not declared) to the date of payment,together with any additional distributions accrued thereon (the "Liquidation Distribution").

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



                  (e)      Subordination.  The  holders  of  Series A  Preferred
                           -------------
                           Partner Interests are deemed, by acceptance of such Interests, to have (i) agreed that the Debentures issued pursuant to the Indenture are subordinate and junior in right of payment to all Senior Indebtedness as and to the extent provided in the Indenture and
                           (ii) agreed that the Guarantee relating to the Series A Preferred Partner Interests is subordinate and junior in right of payment to all general liabilities of Met-Ed.

                  (f)      Voting Rights.  The holders of the Series A Preferred
                           ------------
                           Partner Interests shall have no voting rights except as provided in the Partnership Agreement or as required under the Delaware Act.

                  IN WITNESS WHEREOF, the General Partner has executed this Action as of ___________, 1998.


                                            MET-ED PREFERRED CAPITAL II, INC.


                                            By:______________________________
                                               Name: T.G. Howson
                                               Title: Vice President








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